Exhibit 99.2

January 31, 2003

To the holders of Zero Coupon Convertible Subordinated Debentures due 2018 (the “Debentures”) issued by Whole Foods Market, Inc. (the “Company”):

Reference is made to that certain Indenture, dated as of March 2, 1998 (“Indenture”), by and between the Company and Chase Bank of Texas, National Association, as Trustee (the “Trustee”), pursuant to which the subject Debentures have been issued. Capitalized terms not defined herein shall have the respective meaning as set forth in the Indenture.

This notice is the Company Notice required by Section 3.8 of the Indenture in respect of the March 2, 2003 Purchase Date. Attached hereto is the form of Purchase Notice which is to be completed by a Holder of Debentures that has elected to exercise its right to cause Debentures to be purchased by the Company pursuant to paragraph 6 of the Debentures.

Holders should note the following information:

1.	The Purchase Price is $476.74 per $1,000 Principal Amount at Final Maturity. The Company has elected to pay the entire Purchase Price in Cash.

2.	The Conversion Rate is 10.64 shares of Common Stock per $1,000 Principal Amount at Final Maturity.

3.	The name and address of the Paying Agent and the Conversion Agent is:

JP Morgan Chase Bank- Texas, N.A.

Corporate Trust Office

600 Travis, Suite 1150

Houston, TX 77002

4.	Debentures as to which a Purchase Notice has been given may be converted only if the applicable Purchase Notice has been withdrawn in accordance with the terms of the Indenture.

5.	The Purchase Price for any Debenture as to which a Purchase Notice has been given and not withdrawn will be paid promptly following the later of the Purchase Date and the time of surrender of such Debenture as described in the Indenture.

6.	A Holder electing for the Company to purchase its Debentures on the Purchase Date must deliver a completed and executed copy of the Purchase Notice to the Paying Agent, at the address noted in item 3 above, at any time from the opening of business on January 31, 2003 until the close of business on March 2, 2003.

7.	Subject to the next two succeeding sentences, a Holder of a Debenture may convert such Debenture for Common Stock at any time on or before the close of business on March 2, 2018. If the Debentures are called for redemption, the Holder may convert it at any time before the close of business on the Redemption Date. A Debenture in respect of which a Holder has delivered a Purchase Notice or to purchase such Debenture in the event of a Change of Control may be converted only if the notice of exercise is withdrawn in accordance with the terms of the Indenture. To convert a Debenture, a Holder must complete and sign the conversion notice on the back of the Debenture and deliver such notice to the Conversion Agent, surrender the Debenture to the Conversion Agent, furnish appropriate transfer documents and endorsements as may be required by the Conversion Agent and pay any transfer or similar tax, if required.

8.	A Purchase Notice may be withdrawn by means of a written notice of withdrawal delivered to the office of the Paying Agent at any time prior to the close of business on March 2, 2003. Such notice of withdrawal should specify: (i) the certificate number of the Debenture in respect of which such notice of withdrawal is being submitted, (ii) the Principal Amount at the Final Maturity Date of the Debenture with respect to which such notice of withdrawal is being submitted and (iii) the Principal Amount at the Final Maturity Date, if any, of such Debenture which remains subject to the original Purchase Notice and which has been or will be delivered for purchase by the Company.

Sincerely,

/s/ Glenda Flanagan

Glenda Flanagan

Executive Vice President and Chief Financial Officer